CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.76 to Registration Statement No. 033-79708 on Form N-1A of our report dated December 21, 2015, relating to the financial statements and financial highlights of James Alpha Hedged High Income Portfolio, a series of The Saratoga Advantage Trust, formerly known as the ALPS | Westport Resources Hedged High Income Fund, a series of Financial Investors Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2015, and to the reference to us under the heading “Financial Highlights” in the Prospectus and to the references to us on the cover page and under the heading “Financial Statements” in the Statement of Additional Information, which are incorporated by reference and a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
July 15, 2016